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                                                                                   OMB APPROVAL
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                                                                       OMB Number:                3235-0145
                                  UNITED STATES                        Expires:           December 31, 1997
                       SECURITIES AND EXCHANGE COMMISSION              Estimated average burden
                             WASHINGTON, D.C. 20549                    hours per response.............14.90
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                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. ______________)*


                                CyberMedia, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   23249P-10-7
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







SEC 1745 (2-95)

                                 Page 1 of 5 Pages

-------------------------                        -------------------------------
CUSIP NO.  23249P-10-7             13G               PAGE 2 OF 5 PAGES
-------------------------                        -------------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Unnikrishnan S. Warrier,  ###-##-####
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
                                                                        (b)  /X/
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             India
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

  NUMBER OF            775,702 (See Note (1))
   SHARES
BENEFICIALLY
  OWNED BY        --------------------------------------------------------------
    EACH
  REPORTING       6    SHARED VOTING POWER
 PERSON WITH
                  --------------------------------------------------------------
                  7    SOLE DISPOSITIVE POWER

                       775,702 (See Note(1))
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           775,702 (See note (1))
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.59%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 23249P-10-7                                         Page 3 of 5 Pages


ITEM 1.
         (a)      CyberMedia, Inc.

         (b)      3000 Ocean Park Blvd., Suite 2001
                  Santa Monica, CA 90405

ITEM 2.
         (a)      Unnikrishnan S. Warrier

         (b)      11639 Chenault Street, #305, Los Angeles, CA 90049

         (c)      India

         (d)      Common Stock

         (e)      23249P-10-7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:

         (a) / /  Broker or Dealer registered under Section 15 of the Act
         (b) / /  Bank as defined in section 3(a)(6) of the Act
         (c) / /  Insurance Company as defined in section 3(a)(19) of the Act
         (d) / / Investment Company registered under section 8 of the Investment Company Act
         (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)
         (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
         (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

         ITEM 4.  OWNERSHIP
         (a) Amount Beneficially Owned: Reporting Person owns 545,652 shares of Issuer's Common Stock and holds options to purchase 150,050 shares of Common Stock, of which 37,550 shares are fully vested and exercisable within 60 days after December 31, 1996. An additional 80,000 shares are registered to the Anne Lam 1996 Children's Trust UTA dated August 26, 1996 of which the Reporting Person is the trustee. The Reporting Person disclaims beneficial ownership of such shares.

         (b) Reporting Person beneficially owns an aggregate of 775,702(1) shares of Common Stock representing 5.63% of the outstanding shares of Common Stock of the Issuer based upon 11,775,193 shares outstanding as of October 31, 1996, according to Issuer's quarterly report on Form 10-Q for the quarter ended September 30, 1996, filed November 12, 1996.

CUSIP No. 23249P-10-7                                         Page 4 of 5 Pages


         (c)      Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote: 775,702(1)
                    (ii)   shared power to vote or to direct the vote
                   (iii)   sole power to dispose or direct the disposition of:
                           775,702(1)
                    (iv)   shared power to dispose or direct the disposition of


                  (1) Reporting Person disclaims beneficial ownership of 80,000 of such shares. Reporting person holds options to purchase 150,050 shares of Common Stock, of which 37,750 are fully vested and exercisable within 60 days after December 31, 1996.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following / /.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                  N/A

CUSIP No. 23249P-10-7                                          Page 5 of 5 Pages

ITEM 10.
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                February 10, 1997
                                        ----------------------------------------
                                                        Date


                                                /s/ Unni S. Warrier
                                        ----------------------------------------
                                                        Signature


                                                Unni S. Warrier
                                        ----------------------------------------
                                                       Name/Title